Exhibit 10.23
                                    February 7, 1996



Dr. Kennard H. Morganstern
8 Hunter Lane
Roslyn, NY 11576

Dear Ken:

      The Board of Directors has approved an agreement with you covering the "Termination Period", as hereinafter defined. The substance of the agreement is as follows:

      1. You will furnish advice as needed to a Search Committee, consisting of Kenneth W. Rind, John R. Hoover and Harvey Cohen, which will immediately conduct a search for a new President. In the event that to acquire a suitable qualified person as President it is necessary to offer him the position of Chief Executive Officer as well, you will resign as Chief Executive Officer.

      2. Upon the selection of a new President, you will continue to be Chairman of the Board and Chief Executive Officer except as hereinbefore stated and will work with the Board and the new President to ensure a successful transition.

      3. After the new President has been in office for a period of at least one year, the Board of Directors will determine if he should be continued, and if so, will elect him Chief Executive Officer if he has not already been so elected. The determination to retain the new President by the Board will be the start of the Termination Period.

      4. During the Termination Period, you will continue to serve as Chairman of the Board, and make yourself available at the option of the new Chief Executive Officer and provide fifty (50%) percent of your time to perform similar services to those presently being performed by you.

      5. You will be paid at a base salary equal to fifty (50%) percent of your salary as of the commencement of the Termination Period for the first year with a Cost of Living adjustment to said base salary for each of the next two years. The Cost of Living Increase, if any, shall be computed using as a basis of such computation the "Consumer Price Index - Urban Wage Earners (1995 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor.


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Dr. Kennard H. Morganstern
February 7, 1995
Page -2-


      6. You will also be entitled to the same benefits provided to other officers during the Termination Period and for an additional period of two years, including but not limited to vacation and sick leave, medical and hospitalization insurance and any 401K Plan or similar plan which might be in effect during the Termination Period.

            6.1 The group life insurance policy insuring you will be maintained by MSI during the Termination Period and for an additional period of two years in the same face amount as may exist at the start of the Termination Period.

      7. As used herein, "Confidential Information" means all technical and business information of MSI whether or not patentable, which is of a confidential, trade secret and/or proprietary character and which is or was either developed by you (alone or with others) or to which you had access during your employment by MSI. Confidential Information shall include, but shall not be limited to, names of customers and suppliers, information contained in bids and/or proposals, contract progress reports and confidential evaluations of, and the confidential use or non-use by MSI of, technical or business information in the public domain.

            7.1 During your employment hereunder and thereafter, will not, directly or indirectly (without MSI's prior written consent), use for yourself or use for, or disclose to, any party other than MSI, any Confidential Information for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of your duties for MSI. Each of your obligations in this Paragraph 7 shall also apply to the confidential, trade secret and proprietary information learned or acquired by you during your employment from others with whom MSI has a business relationship.

            7.2 At the termination of your employment hereunder or at any other time MSI may request, you shall promptly deliver to MSI all documents or other material in your possession relating, directly or indirectly, to Confidential Information without retaining any copies.

      8. You shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during your employment, and the period of two years following termination for any reason (except for that termination which would constitute a breach of this Agreement) of your employment with MSI, engage in or contribute your knowledge to any business engaged in any work or activity in which MSI is then currently engaged ("Competitive Work") in the Eastern or Midwestern parts of the United States or other areas where MSI has commenced operations. You agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if


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Dr. Kennard H. Morganstern
February 7, 1995
Page -3-

in the opinion of any Court of competent jurisdiction, such restraint is not reasonable in any respect, such Court shall have the right, power and authority to excise such provision or provisions of this covenant as to the Court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

            8.1 You shall be permitted to engage in such proposed work or activity and MSI shall furnish you a written consent to that effect signed by an officer, if you shall have furnished to MSI clear and convincing written evidence, including assurances from you and your new employer, that the fulfillment of your duties in such proposed work or activity would not likely cause you to disclose, base judgments upon, or use any Confidential Information (and such consent shall not be unreasonably withheld).

            8.2 Following the expiration of said two year period, you shall continue to be obligated under the "Confidential Information" section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

            8.3 During your employment by MSI and for a period of two years thereafter, you shall not, directly or indirectly, induce or attempt to induce a salaried employee of MSI to accept employment or affiliation involving Competitive Work with another firm or corporation of which you are or may become an employee, owner, partner or consultant.

      9. This Agreement shall become effective as of the beginning of the Termination Period and shall continue thereafter for a period of five (5) years, unless sooner terminated by reason of your death or as herein otherwise provided.

            9.1 MSI may terminate this Agreement by written notice delivered to you at least five (5) days prior to the date of termination, which notice shall specify the reasons for such termination, upon the commission by you of an act or series of acts constituting "Cause". For this purpose, "Cause" means (a) an act of dishonesty by you resulting or intended to result directly or indirectly in your gain or your personal enrichment or that of your relatives or associates at MSI's expense, (b) the deliberate and intentional refusal by you (except by reason of incapacity due to illness or accident) substantially to perform your duties hereunder, or (c) the willful violation by you of the provisions of Paragraphs 7 and 8 of this Agreement. No act on your part shall be considered "willful" unless done by you not in good faith and without reasonable belief that such act was in the best interest of MSI.

            9.2 If you die, resign, are terminated for "Cause", the Base Salary and benefits set forth in Paragraphs 5 and 6 above shall be paid through the date of

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Dr. Kennard H. Morganstern
February 7, 1995
Page -4-

termination, whereupon MSI shall have no further liability to you under this Agreement for such payments.

            9.3 If your employment hereunder is terminated by MSI for any reason other than those specified in subparagraph 9.2.1 above (it being understood that a purported termination for disability or Cause which is contested by you and finally determined not to have been proper, shall be treated as a termination under this subparagraph 9.3), then the Base Salary and benefits set forth in Paragraphs 5 and 6 above shall be paid throughout the remainder of the five (5) year term of this Agreement.

      If the foregoing sets forth your understanding of the agreement approved by the Board of Directors, please sign a copy of this letter under the words "Agreed To" and return the copy to us.

                                    Very truly yours,

                                    MEDICAL STERILIZATION, INC.



                                    By:_____________________________
                                                Secretary
                                   By Order of the Board of Directors


Agreed To:


----------------------
Kennard H. Morganstern









393LMM5962/1.195553_1